Exhibit 99.1

duostech

Duos Technologies Reports 112% Increase in Quarterly Revenue

With the transition to edge computing and growth in its energy services business, third quarter 2025 results show positive adjusted EBITDA and the Company on plan to achieve guidance of
$28 to $30 million for the full year

JACKSONVILLE, FL / Globe Newswire / November 12, 2025 - Duos Technologies Group, Inc. (“Duos” or the “Company”) (Nasdaq: DUOT), a provider of adaptive, versatile and streamlined Edge Data Center (“EDC”) solutions and operational services for the deployment of "behind the meter” electrical power, reported financial results for the third quarter (“Q3 2025”) ended September 30, 2025. In addition to the equivalent quarter revenue growth, consecutive quarterly revenue growth was more than 20% for a total of $17.6 million for the first nine months, the highest revenue for that period in the Company’s history.

Third Quarter 2025 and Recent Operational Highlights

•	Recorded $6.88 million in revenue, including $6.59 million for services of which $5.15 million is related to the Asset Management Agreement (“AMA”) with New APR Energy.
•	Recorded $17.6 million for the first nine months, representing the highest revenue in the Company’s history.
•	Improved Gross Margins compared to the same quarter one year ago.
•	Raised more than $50 million to capitalize its growth in the data center market and retired all debt.
•	Signed partnership with FiberLight to expand its coverage with telecom and carrier footprint, further accelerate deployment of Edge Data Centers and expand high-speed connectivity across underserved U.S. markets.
•	Announced the deployment of its sixth Edge Data Center with an additional nine data centers scheduled for Q4 to include the first out-of-state deployment in Illinois.
•	Awarded U.S. Patent No. 12,404,690 B1 for its Entryway for a Modular Data Center, an innovation that positions Duos as a differentiated provider in the growing digital infrastructure market.
•	Appointed Doug Recker as President and Corporate Officer for Duos Technologies Group.
•	Appointed entrepreneur and successful business executive Brian James to the Board of Directors reinforcing Duos’ strategic alignment and execution capability as the Company enters its next phase of growth.
•	Joined the Nomad Futurist Foundation as an Inspiration Sponsor, strengthening its role in advancing awareness, education, and talent development within the digital-infrastructure ecosystem.

Third Quarter 2025 Financial Results

It should be noted that the following Financial Results represent the consolidation of the Company with its subsidiaries Duos Technologies, Duos Edge AI, Inc., and Duos Energy Corporation (“Duos Energy”).

Total revenues for Q3 2025 increased 112% to $6.9 million compared to $3.2 million in the third quarter of 2024 (“Q3 2024”). Total revenue for Q3 2025 represents an aggregate of approximately $263,000 of technology systems revenue and approximately $6,600,000 in recurring services and consulting and hosting revenue. The significant revenue increase in the third quarter, compared to the same quarter last year, was primarily driven by Duos Energy executing against the Asset Management Agreement ("AMA") with New APR that was signed on December 31, 2024. Under the AMA, Duos Energy oversees the deployment and operations of a fleet of mobile gas turbines and related balance-of-plant inventory, providing management, sales, and operational support services to New APR. Other revenue sources included the start of hosting revenues for its edge data centers and limited progress of two Railcar Inspection Portals (“RIP®”) currently being developed for Amtrak.

Cost of revenues for Q3 2025 increased 88% to $4.36 million compared to $2.32 million for Q3 2024. The significant increase in cost of revenues was primarily due to supporting the AMA with New APR, where Duos Energy oversees the deployment and operations of a fleet of mobile gas turbines and related balance-of-plant inventory, providing management, sales, and operational support services to New APR. The cost of revenues on technology systems decreased compared to the equivalent period in 2024. This reduction is primarily driven by our ability in Q3 2025 to reallocate certain fixed operating and servicing costs for technology systems to support the AMA, an allocation we could not make in the comparative period because the agreement was not yet in effect. It also reflects the limited manufacturing progress ahead of field installation of our two high-speed RIP®s while we await customer readiness for site deployment.

Gross margin for Q3 2025 increased 174% to $2.5 million compared to $0.9 million for Q3 2024. Gross margin improved primarily due to Duos Energy’s performance of the AMA with New APR. This also includes $904,125 in revenue recognized during the three months ended September 30, 2025, related to the Company's 5% non-voting equity interest in the ultimate parent of New APR, which carries no associated costs and therefore contributes at a 100% margin. These revenues and the associated margin contribution were not present in the prior year period.

Operating expenses for Q3 2025 increased 28% to $3.6 million compared to $2.8 million for Q3 2024. The increase in expenses is largely attributed to non-cash stock-based compensation charged for restricted stock granted to the executive team on January 1, 2025, under new employment agreements with a three-year cliff vesting schedule. Overall, sales and marketing costs declined as resources were allocated to costs of service and consulting revenues in support of the AMA with New APR. Additionally, research and development expenses fell by 71% owing to scaled-back testing of prospective technologies. The Company continues to focus on stabilizing operating expenses, including evaluating reductions in some areas, while continuing to meet the increased requirements of our new businesses.

Net operating loss for Q3 2025 totaled $1.1 million compared to net operating loss of $1.9 million for Q3 2024. The decrease in loss from operations was primarily the result of increased revenues during the quarter, driven by revenue generated by Duos Energy through the AMA with New APR, offset slightly by non-cash stock-based compensation charged for restricted stock that was not in the comparative period.

Net loss for Q3 2025 totaled $1.04 million compared to net loss of $1.4 million for Q3 2024. The 26% decrease in net loss was mostly attributed to the non-cash stock-based compensation charged for restricted stock and one-time compensation expenses that were not in the comparative period, offset by an increase in revenues generated by Duos Energy through the AMA with New APR as described above. Net loss per common share was $0.06 and $0.18 for the three months ended September 30, 2025 and 2024, respectively.

Cash and cash equivalents at September 30, 2025 totaled $33.20 million compared to $6.27 million at December 31, 2024. In addition, the Company had over $3.00 million in receivables and contract assets for a total of approximately $36.20 million in cash and expected short-term liquidity.

Nine Month 2025 Financial Results

Total revenue increased 202% to $17.6 million from $5.8 million in the same period last year. Total revenue for the first nine months of 2025 represents an aggregate of approximately $370,000 of technology systems revenue and approximately $17.2 million in recurring services and consulting revenue. The significant revenue increase in the period, compared to the same period last year, was primarily driven by Duos Energy executing against the AMA with New APR originally signed on December 31, 2024. The decrease in technology systems’ revenues was primarily attributed to delays outside of the Company’s control with deployment of our two high-speed Railcar Inspection Portals. Although these systems remain largely ready for deployment, customer delays at the deployment site continue to prevent the Company from entering the installation phase although this is now expected to be mitigated in the last quarter of 2025. In spite of the timing delays that continue to impact the quarterly results, management remains confident in the long-term potential of the RIP® product.

Cost of revenues increased 143% to $12.2 million from $5.0 million in the same period last year. The significant increase in cost of revenues was primarily due to supporting the AMA with New APR, where Duos Energy oversees the deployment and operations of a fleet of mobile gas turbines and related balance-of-plant inventory, providing management, sales, and operational support services to New APR. The cost of revenues on technology systems decreased compared to the equivalent period in 2024. This reduction is primarily driven by our ability in the period to reallocate certain fixed operating and servicing costs for technology systems to support the AMA, an allocation we could not make in the comparative period because the agreement was not yet in effect. It also reflects the ramp-down of manufacturing ahead of field installation of our two high-speed RIP®s, which have continued to temporarily slow project activity and further reduce cost of revenues while we await customer readiness for site deployment.

Gross margin increased 569% to $5.4 million from $800,00 in the same period last year. Gross margin improved primarily due to Duos Energy’s performance of the AMA with New APR. This includes $2,712,375 in revenue recognized during the period, related to the Company's 5% non-voting equity interest in the ultimate parent of New APR, which carried no associated costs and therefore contributed at a 100% margin. These revenues and the associated margin contribution were not present in the prior year period.

Operating expenses increased 34% to $11.7 million from $8.7 million in the same period last year. The Company experienced a significant increase in overall operating expenses compared to the same period in 2024. Sales and marketing costs declined as resources were allocated to costs of service and consulting revenues in support of the AMA with New APR. Additionally, research and development expenses fell by 28% owing to scaled-back testing of prospective technologies. General and administration costs increased 71%, largely due to non-cash stock-based compensation charged for restricted stock granted to the executive team on January 1, 2025, under new employment agreements with a three-year cliff vesting schedule as well as one time compensation costs related to the closing of the AMA and 5% ownership agreements as previously described. Additionally, there were general and administration costs that were allocated to cost of service and consulting revenues in support of the AMA with New APR. Overall, the Company continues to focus on stabilizing operating expenses while meeting the increased needs of our customers.

Net operating loss totaled $6.35 million compared to net operating loss of $7.90 million in the same period last year. The decrease in loss from operations was primarily the result of increased revenues during the period, driven by revenue generated by Duos Energy through the AMA with New APR.

Net loss totaled $6.64 million compared to a net loss of $7.36 million in the same period last year. The 10% decrease in net loss was mostly attributed to the increase in revenues generated by Duos Energy through the AMA with New APR as described above. Net loss per common share was $0.49 and $0.98 for the nine months ended September 30, 2025, and 2024, respectively.

Financial Outlook

At the end of the third quarter, the Company’s contracts in backlog represented approximately $25.8 million in revenue, of which approximately $12.4 million is expected to be recognized in the remainder of calendar 2025 including an estimated $9.5 million of contracted backlog and $3 million in expected near-term awards, renewals and anticipated additional business. The remaining contract backlog consists of multi-year service and software agreements, along with project revenues extending beyond 2025, related to Duos Technologies, Duos Edge AI, and Duos Energy.

Based on these committed contracts and near-term pending orders that are already performing or scheduled to be executed throughout the course of 2025, the Company is reiterating its previously stated revenue expectations for the fiscal year ending December 31, 2025. The Company expects total revenue for 2025 to range between $28 million and $30 million, representing an increase of 285% to 312% from 2024. Duos expects this improvement in operating results to be reflected over the course of the full year in 2025.

Management Commentary

“I am very pleased with the continuous improvement in Duos’ results this year,” said Chuck Ferry, Duos CEO. “Having embarked on the strategic shift to becoming a data center provider for the rapidly growing market for edge computing, we are well positioned to capture market share for products and services related to this important industry. I also welcome our new senior management and latest addition to our Board to assist in realizing the potential in 2026 and beyond”.

Conference Call

The Company’s management will host a live conference call today, November 12, 2025, at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss these results, followed by a question-and-answer period.

Date: Wednesday, November 12, 2025

Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

U.S. Dial-in: +1 904-300-2288

Conference ID: 370 925 85 #

Event Registration: Join the Live Video Conference

For assistance with registration or to submit questions for management, please email DUOT@duostech.com.

A replay of the conference will be available following the event in the investor section of the Company’s website.

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About Duos Technologies Group, Inc.

Duos Technologies Group, Inc. (Nasdaq: DUOT), based in Jacksonville, Florida, through its wholly owned subsidiaries, Duos Technologies, Inc., Duos Edge AI, Inc., and Duos Energy Corporation, designs, develops, deploys and operates intelligent technology solutions for Machine Vision and Artificial Intelligence (“AI”) applications including real-time analysis of fast-moving vehicles, Edge Data Centers and power consulting. For more information, visit www.duostech.com , www.duosedge.ai and www.duosenergycorp.com.

Forward- Looking Statements

This news release includes forward-looking statements regarding the Company's financial results and estimates and business prospects that involve substantial risks and uncertainties that could cause actual results to differ materially. Forward-looking statements relate to future events and typically address the Company's expected future business and financial performance. The forward-looking statements in this news release relate to, among other things, information regarding anticipated timing for the installation, development and delivery dates of our systems; anticipated entry into additional contracts; anticipated effects of macro-economic factors (including effects relating to supply chain disruptions and inflation); timing with respect to revenue recognition; trends in the rate at which our costs increase relative to increases in our revenue; anticipated reductions in costs due to changes in the Company's organizational structure; potential increases in revenue, including increases in recurring revenue; potential changes in gross margin (including the timing thereof); statements regarding our backlog and potential revenues deriving therefrom; and statements about future profitability and potential growth of the Company. Words such as "believe," "expect," "anticipate," "should," "plan," "aim," "will," "may," "should," "could," "intend," "estimate," "project," "forecast," "target," "potential" and other words and terms of similar meaning, typically identify such forward-looking statements. Forward-looking statements involve risks and uncertainties and there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. These factors include, but are not limited to, the Company's ability to generate sufficient cash to expand operations, the competitive environment generally and in the Company's specific market areas, changes in technology, the availability of and the terms of financing, changes in costs and availability of goods and services, economic conditions in general and in the Company's specific market areas, changes in federal, state and/or local government laws and regulations potentially affecting the use of the Company's technology, changes in operating strategy or development plans and the ability to attract and retain qualified personnel. The Company cautions that the foregoing list of risks, uncertainties and factors is not exclusive. Additional information concerning these and other risk factors is contained in the Company's most recently filed Annual Reports on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other filings filed by the Company with the U.S. Securities and Exchange Commission (the "SEC"), which are available at the SEC's website, http://www.sec.gov. The Company believes its plans, intentions and expectations reflected in or suggested by these forward-looking statements are based on reasonable assumptions. No assurance, however, can be given that the Company will achieve or realize these plans, intentions or expectations. Indeed, it is likely that some of the Company's assumptions may prove to be incorrect. The Company's actual results and financial position may vary from those projected or implied in the forward-looking statements and the variances may be material. Each forward-looking statement speaks only as of the date of the particular statement. We do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in our expectations or any change in events, conditions or circumstances on which any forward-looking statement is based, except as required by law. All subsequent written and oral forward-looking statements concerning the Company or other matters attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above.

Contacts

Corporate

Fei Kwong, Director, Corporate Communications

Duos Technologies Group, Inc. (Nasdaq: DUOT)
904-652-1625
DUOT@duostech.com

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended September 30,	For the Three Months Ended September 30,	For the Nine Months Ended September 30,	For the Nine Months Ended September 30,
	2025	2024	2025	2024

REVENUES:
Technology systems	$263,910	$1,686,456	$369,991	$2,221,310
Services and consulting	1,436,568	1,552,454	3,335,560	3,598,776
Services and consulting - related parties	5,152,805	—	13,827,958	—
Hosting	24,000	—	32,000	—

Total Revenues	6,877,283	3,238,910	17,565,509	5,820,086

COST OF REVENUES:
Technology systems	340,926	947,563	921,405	2,311,912
Services and consulting	545,127	1,372,248	2,170,379	2,709,007
Services and consulting - related parties	3,440,635	—	9,075,172	—
Hosting	34,193	—	49,536	—

Total Cost of Revenues	4,360,881	2,319,811	12,216,492	5,020,919

GROSS MARGIN	2,516,402	919,099	5,349,017	799,167

OPERATING EXPENSES:
Sales and marketing	253,779	471,411	966,394	1,737,353
Research and development	115,080	396,610	846,850	1,168,752
General and administration	3,263,523	1,971,358	9,882,064	5,790,804

Total Operating Expenses	3,632,382	2,839,379	11,695,308	8,696,909

LOSS FROM OPERATIONS	(1,115,980)	(1,920,280)	(6,346,291)	(7,897,742)

OTHER INCOME (EXPENSES):
Interest expense	(29,334)	(116,396)	(439,260)	(117,991)
Change in fair value of warrant liabilities	—	245,980	—	245,980
Gain (Loss) on extinguishment of debt	(95,718)	379,626	(95,718)	379,626
Interest income on lease receivable	3,665	—	4,912	—
Interest income	200,607	7,130	240,215	29,707
Other income (loss), net	(3,494)	2,277	(1,806)	2,277

Total Other Income (Expenses), net	75,726	518,617	(291,657)	539,599

NET LOSS	$(1,040,254)	$(1,401,663)	$(6,637,948)	$(7,358,143)

Basic and Diluted Net Loss Per Share	$(0.06)	$(0.18)	$(0.49)	$(0.98)

Weighted Average Shares-Basic and Diluted	17,310,133	7,724,170	13,537,365	7,494,772

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2025	2024
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash	$33,201,498	$6,266,296
Accounts receivable, net	136,286	109,007
Accounts receivable, net - related parties	2,091,667	294,434
Lease receivable	34,898	—
Contract assets	741,722	635,774
Inventory	503,772	605,356
Prepaid expenses and other current assets	533,631	176,338
Note Receivable, net	—	—

Total Current Assets	37,243,474	8,087,205

Inventory - non current, net	196,315	196,315
Lease receivable, less current portion	236,645	—
Property and equipment, net	11,987,162	2,771,779
Operating lease right of use asset - Office Lease, net	3,748,465	4,028,397
Financing lease right of use asset - Edge Data Centers, net	—	2,019,180
Operating lease right of use asset - Land, net	248,438	—
Security deposit	450,000	500,000

OTHER ASSETS:
Equity Investment - Sawgrass APR Holdings LLC	7,233,000	7,233,000
Intangible Asset, net	8,130,461	9,592,118
Patents and trademarks, net	177,668	127,300
Software development costs, net	142,652	403,383
Total Other Assets	15,683,781	17,355,801

TOTAL ASSETS	$69,794,280	$34,958,677

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$888,792	$969,822
Notes payable - financing agreements	44,233	17,072
Accrued expenses	483,710	373,251
Operating lease obligation - Office Lease -current portion	813,496	798,556
Financing lease obligation - Edge Data Centers - current portion	—	367,451
Operating lease obligation - Land - current portion	32,000	—
Notes payable, net of discount - related parties	—	1,758,396
Contract liabilities, current	2,540,210	3,188,518
Contract liabilities, current - related parties	4,866,500	8,616,500

Total Current Liabilities	9,668,941	16,089,566

Contract liabilities, less current portion	5,937,978	7,399,634
Contract liabilities, less current portion - related parties	904,125	3,616,500
Operating lease obligation - Office Lease, less current portion	3,560,725	3,867,042
Operating lease obligation - Land, less current portion	220,696	—
Financing lease obligations - Edge Data Centers, less current portion	—	1,724,604

Total Liabilities	20,292,465	32,697,346

Commitments and Contingencies (Note 9)

STOCKHOLDERS' EQUITY:
Preferred stock: $0.001 par value, 10,000,000 authorized, 9,441,000 shares available to be designated
Series A redeemable convertible preferred stock, $10 stated value per share, 500,000 shares designated; 0 and 0 issued and outstanding at September 30, 2025 and December 31, 2024, respectively, convertible into common stock at $6.30 per share	—	—
Series B convertible preferred stock, $1,000 stated value per share, 15,000 shares designated; 0 and 0 issued and outstanding at September 30, 2025 and December 31, 2024, respectively, convertible into common stock at $7.00 per share	—	—
Series C convertible preferred stock, $1,000 stated value per share, 5,000 shares designated; 0 and 0 issued and outstanding at September 30, 2025 and December 31, 2024, respectively, convertible into common stock at $5.50 per share	—	—
Series D convertible preferred stock, $1,000 stated value per share, 4,000 shares designated; 999 and 1,299 issued and outstanding at September 30, 2025 and December 31, 2024, respectively, convertible into common stock at $3.00 per share	1	1
Series E convertible preferred stock, $1,000 stated value per share, 30,000 shares designated; 12,500 and 13,500 issued and outstanding at September 30, 2025 and December 31, 2024, respectively, convertible into common stock at $2.61 per share	13	14
Series F convertible preferred stock, $1,000 stated value per share, 5,000 shares designated; 0 and 0 issued and outstanding at September 30, 2025 and December 31, 2024, respectively, convertible into common stock at $6.20 per share	—	—
Common stock: $0.001 par value; 500,000,000 shares authorized, 20,322,940 and 8,922,576 shares issued, 20,321,616 and 8,921,252 shares outstanding at September 30, 2025 and December 31, 2024, respectively	20,323	8,921
Additional paid-in-capital	130,644,887	76,777,856
Accumulated deficit	(81,005,957)	(74,368,009)
Sub-total	49,659,267	2,418,783
Less: Treasury stock (1,324 shares of common stock at September 30, 2025 and December 31, 2024)	(157,452)	(157,452)
Total Stockholders' Equity	49,501,815	2,261,331

Total Liabilities and Stockholders' Equity	$69,794,280	$34,958,677

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Nine Months Ended
	September 30,
	2025	2024

Cash from operating activities:
Net loss	$(6,637,948)	$(7,358,143)
Adjustments to reconcile net loss to net cash used in operating activities:
Impairment of property, plant & equipment	72,872	—
Depreciation and amortization	1,962,342	1,472,965
Inventory write-off	25,000	—
Stock based compensation	3,103,309	281,405
Stock issued for services	134,333	122,500
Amortization of debt discount related to warrant liabilities	345,886	73,601
Fair value of warrant liabilities	—	(245,980)
Loss (gain) on extinguishment of debt	95,718	(379,626)
Amortization of operating lease right of use asset - Office Lease	279,934	255,684
Amortization of right of use asset - land	2,578	—
Amortization of lease right of use asset - Edge Data Centers	150,821	—
Changes in assets and liabilities:
Accounts receivable	(27,280)	(138,689)
Accounts receivable - related parties	(1,797,233)	—
Lease receivable	11,229
Note receivable	—	(5,625)
Contract assets	(105,948)	32,939
Inventory	26,975	197,777
Prepaid expenses and other current assets	120,434	300,271
Accounts payable	(81,030)	1,131,552
Security deposit	50,000	50,000
Accrued expenses	110,458	159,482
Operating lease obligation - Office Lease	(291,376)	(252,557)
Operating lease obligation - land	1,680	—
Financing lease obligation - Edge Data Centers	(12,358)	—
Contract liabilities	(2,109,964)	(1,897,703)
Contract liabilities, related parties	(6,462,375)	—

Net cash used in operating activities	(11,031,943)	(6,200,147)

Cash flows from investing activities:
Purchase of patents/trademarks	(59,522)	(8,105)
Purchase of property and equipment	(7,813,557)	(1,547,439)

Net cash used in investing activities	(7,873,079)	(1,555,544)

Cash flows from financing activities:
Repayments on financing agreements	(450,566)	(340,232)
Proceeds from notes payable, related parties	—	2,200,000
Repayments of lease financing	(2,150,000)	—
Repayments of notes payable, related parties	(2,200,000)	—
Proceeds from warrant excercises	—	899,521
Proceeds from common stock issued	53,960,455	197,011
Proceeds from excercise of stock options	144,777	—
Stock issuance costs	(3,579,166)	(78,688)
Proceeds from shares issued under Employee Stock Purchase Plan	114,724	87,348
Proceeds from preferred stock issued	—	2,995,002

Net cash provided by financing activities	45,840,224	5,959,962

Net increase (decrease) in cash	26,935,202	(1,795,729)
Cash, beginning of period	6,266,296	2,441,842
Cash, end of period	$33,201,498	$646,113

Supplemental Disclosure of Cash Flow Information:
Interest paid	$191,622	$1,596
Taxes paid	$41,098	$5,432

Supplemental Non-Cash Investing and Financing Activities:
Debt discount for warrant liability	$—	$625,606
Notes issued for financing of insurance premiums	$477,727	$426,661
Transfer of inventory to property and equipment	$49,609	$300,000
Intangible asset acquired with contract liability	$—	$11,161,428
Transfer of property and equipment to lease receivable	$282,772	$—
Non-cash financing activity: Warrants issued as part of equity raise	$836,989
Conversion of series E Preferred stock to common stock	$1	$—
Transfer of finance lease asset to property and equipment	$1,938,662	$—
Right of use asset and liability for land lease	$251,016	$—